CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of the New River Small Cap Fund and the New River Core Equity Fund, filed as part of this Post-Effective Amendment No. 2 to the New River Funds’ Registration Statement under the Securities Act of 1933 (File No. 333-106498) and Post-Effective Amendment No. 3 to the New River Funds’ Registration Statement under the Investment Company Act of 1940 (File No. 811-21384).

/s/  Sutherland Asbill & Brennan LLP

Sutherland Asbill & Brennan LLP

Washington, D.C.

December 28, 2004